Exhibit 99.1

COHU, INC. 12367 CROSTHWAITE CIRCLE POWAY, CA 92064 FAX (858) 848-8185 PHONE (858) 858-8100 www.cohu.com

Cohu Appoints Lynne J. Camp to its Board of Directors

POWAY, Calif., September 3, 2019 -- Cohu, Inc. (NASDAQ: COHU), a global leader in back-end semiconductor equipment and services, today announced that Lynne J. Camp has been appointed to the Cohu Board of Directors, effective September 4, 2019. The appointment will increase the size of the Cohu Board of Directors to eight members.

Ms. Camp is the owner of Lynne Camp, LLC, a consulting and executive coaching services firm she founded in 2012. She has extensive technology experience, including several executive positions where she served as Vice President of global businesses at Hewlett-Packard, Agilent Technologies, Tektronix and Danaher Corporation. In these roles, she had direct responsibility for research and development, operations, program management, marketing and customer service in geographic areas throughout the world. She also served as a director of Electro Scientific Industries, Inc. from October 2017 until it was acquired by MKS Instruments, Inc. in February 2019. Ms. Camp holds a Master’s Degree in Engineering Management and a Bachelor’s in Mechanical Engineering, both from Stanford University.

“We are pleased to add Lynne to Cohu’s Board of Directors. She is a proven senior executive, with significant operational experience in global technology businesses and also brings strong strategic planning and leadership development skills. We look forward to being able to draw upon her expertise,” said James A. Donahue, Chairperson of the Board.

About Cohu:

Cohu (NASDAQ: COHU) is a global leader in back-end semiconductor equipment and services, delivering leading-edge solutions for the manufacturing of semiconductors and printed circuit boards. Additional information can be found at www.cohu.com.

Investor Contact:

Cohu, Inc.

Jeffrey D. Jones - Investor Relations

858-848-8106